AFH Acquisition IV, Inc. 8-K

Exhibit 4.3
FORM OF CONVERTIBLE NOTE (NO INTEREST) (5 YEARS)

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE OR DISPOSITION MAY BE AFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT”. EMMAUS MEDICAL, INC. WILL PROMPTLY MAKE AVAILABLE TO THE LENDER INFORMATION REGARDING THE ISSUE PRICE, ISSUE DATE, YIELD TO MATURITY, AMOUNT OF ORIGINAL ISSUE DISCOUNT (AND ANY OTHER INFORMATION REQUIRED TO BE MADE AVAILABLE TO THE LENDER PURSUANT TO U.S. TREASURY REGULATIONS), UPON THE WRITIEN REQUEST OF SUCH HOLDER DIRECTED TO EMMAUS MEDICAL, INC., 20725 S. WESTERN AVENUE, SUITE 136, TORRANCE, CA 90501, ATIENTION: CHIEF FINANCIAL OFFICER.

LENDER MAY BE SUBJECT TO INCOME TAX L1ABLITY UNDER THE ORIGINAL ISSUE DISCOUNT RULES. LENDER IS ADVISED TO CONSULT WITH A TAX ADVISOR REGARDING THE INCOME TAX CONSEQUENCES OF HOLDING A NOTE ISSUED WITH ORIGINAL ISSUE DISCOUNT.

EMMAUS MEDICAL, INC.

Convertible Promissory Note
(No Interest)
(5 Years)

Principal Amount: $_______________________	Date: _______________________

Note No.: _______________________

FOR VALUE RECEIVED, Emmaus Medical. Inc., a Delaware corporation. located at 20725 S. Western Ave., Suite 136, Torrance. CA 90501 (“Borrower”) agrees to pay to _____________(“Lender”), the sum of $_____ U.S. Dollars (“Principal Amount”), without any interest, under the following terms and conditions of this Convertible Promissory Note (“Note”).

1.           Terms of Repayment (Balloon Payment):  No interest will accrue on the Principal Amount. The entire unpaid Principal Amount shall become immediately due and payable on the fifth anniversary of the date of this Note.

2.           Prepayment:  This Note may be prepaid in whole or in part at any time without premium or penalty. All prepayments shall be in cash.

3.           Place of Payment:  All payments due under this Note shall be sent to the Lender’s address, set forth in Attachment B1 hereto, or at such other place as the holder of this Note may subsequently designate in writing to the Borrower.

4.           Conversion Option:  At any time during the five year term of this Note, Lender shall by giving written Notice of Conversion to the Borrower in the form attached hereto as Attachment B2, have the right to convert the Principal Amount to shares of Common Stock of Borrower (the “Shares”) at the Conversion Price. The “Conversion Price” shall mean Ninety Dollars ($90) per Share. Upon conversion of this Note, Lender shall be subject to all requirements and transfer restrictions that Borrower may then have in effect with respect to the Shares and purchasers of Shares.

5.           Anti-Dilution.  In the event that Borrower shall at any time subdivide the outstanding Shares, or shall issue a dividend on the outstanding Shares in the form of additional Shares, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in the event that the Company shall at any time combine the outstanding Shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination as the case may be.

6.           No Fractional Shares: No fractional Shares will be issued upon conversion of this Note. In lieu of any fractional share to which Lender would otherwise be entitled, Borrower will pay to Lender in cash the amount of the unconverted principal balance of this Note that would otherwise be converted into such fractional Share. Upon conversion of this Note, Lender or any subsequent holder shall surrender this Note, duly endorsed, at the principal offices of Borrower.

7.           Acceleration of Debt:  If the Borrower fails to make any payment due under the terms of this Note or seeks relief under the U.S. Bankruptcy Code, or suffers an involuntary petition in bankruptcy or receivership that is not vacated within thirty (30) days, the entire balance of this Note shall be immediately due and payable to the holder of this Note.

8.           Modification: No modification or waiver of any of the terms of this Agreement shall be allowed unless by written agreement signed by the parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

9.           No Shareholder Rights:  Nothing contained in this Note shall be construed as conferring upon the Lender any other person the right to vote or to consent or to receive notice as a stockholder of the Borrower or any other matters or any rights whatsoever as a stockholder of the Borrower, and no dividends shall be payable or accrued in respect of this Note.

10.           Assignment. Neither this Note, nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Borrower or by the lender without the prior written consent of the other party, except in connection with an assignment in whole to a successor corporation to Borrower, provided that such successor corporation acquires all or substantially all of Borrower’s property and assets and lender’s rights hereunder are not impaired.

11.           Complete Note.  This Note is the complete and exclusive statement of agreement of the parties with respect to matters in this Note. This Note replaces and supersedes all prior written or oral agreements or statements by and among the parties with respect to the matters covered by it. No representation, statement, condition or warranty not contained in this Note is binding on the parties.

12.           Severability of Provisions:  If any portion of this Note is deemed unenforceable, all other provisions of this Note shall remain in full force and effect.

13.           Choice of Law: All terms and conditions of this Note shall be interpreted under the laws of the State of California, United States of America.

IN WITNESS WHEREOF, the Borrower has caused this CONVERTIBLE PROMISSORY NOTE to be executed by a duly authorized officer as of the date first written above.

Emmaus Medical, Inc.

By:	/s/ Yutaka Niihara, M.D.
Name:	Yutaka Niihara, M.D.
Title:	President and CEO

ATTACHMENT B1

Lender’s Name:

Lender’s Address:

Principal Amount:	USD$______________

ATTACHMENT B2

NOTICE OF CONVERSION

(To be executed by the Lender in order to convert the Note)

TO:  Emmaus Medical, Inc.

The undersigned hereby irrevocably elects to convert $__________ of the principal amount of the Note issued to the Lender by Emmaus Medical, Inc. (the “Company”) into shares of Common Stock of the Company according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Applicable Conversion Price:

Signature:

Name:

Address:

Amount to be converted	$

Amount of Note unconverted	$

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following Name to the following address

Address:

Address:

Phone Number:

[INFORMATION FOR PURPOSES OF FILING WITH THE SECURITIES AND EXCHANGE COMMISSION]

SCHEDULE A

INDIVIDUALS AND ENTITIES WHO ENTERED INTO THE CONVERTIBLE NOTE

Lender	Date of Note	Principal Amount
M’s Support Co., Ltd.	August 17, 2010	$18,000
Nami Murakami	August 16, 2010	$18,000
Makoto Murakami	August 16, 2010	$18,000
Kazu Murakami	August 16, 2010	$18,000